Exhibit 99.1

IDAHO GENERAL MINES ANNOUNCES PROJECTS UPDATE AND YEAR-END 2006 RESULTS

SPOKANE, WASHINGTON - April 3, 2007

Idaho General Mines (AMEX:GMO) today announced that it is continuing to progress the development of its 1.2 billion pound Mount Hope molybdenum project in Eureka County, Nevada and the evaluation of its Hall-Tonopah project in Nye County, Nevada.  2006 and recent highlights include:

•                  Completion and BLM acceptance of the Mount Hope project Plan of Operations

•                  Initiation of base-line environmental studies and Bureau of Land Management appointment of a contractor to complete the Mount Hope Environmental Impact Statement

•                  Initiation of a final “bankable” feasibility study for the Mount Hope project

•                  Acquisition of the Hall-Tonopah molybdenum project including all royalties

•                  Arrangement of a non-brokered private placement financing for gross proceeds of $25 million

Newly appointed Chief Executive Officer, Bruce D. Hansen said, “We continue to advance our Mount Hope project in a strong physical molybdenum market and a very favorable environment for molybdenum investments.  We expect to have our bankable feasibility study complete by mid 2007 and are targeting initial production in 2010.  We have updated our project economics on an interim basis to reflect world and industry-wide capital and operating cost escalation, but Mount Hope continues to demonstrate very robust economics even at moly prices of roughly half of today’s spot price of $29.  Using updated mid-range capital and operating cost estimates and using a $15 price, Mount Hope generates a net present value of approximately $840 million and a 27% return on investment.  At current moly prices and using the same assumptions, Mount Hope has a net present value approaching $2.5 billion.”

Mount Hope Project Update

Project Feasibility and Economics

The Company is proceeding with the permitting and development of the Mount Hope project.  The project is estimated to contain approximately 1.2 billion pounds of recoverable molybdenum and has a 50+ year mine life.  Once in production, over the first five years, the mine is expected to produce approximately 30 — 35 million pounds of molybdenum annually at average grades of approximately 0.11% molybdenum, positioning Mount Hope as potentially one of the world’s largest and lowest cost primary molybdenum producers.  The Mount Hope project is also expected to have the benefit of higher grades during the first five to ten years of its production profile.

The Company completed a preliminary mine feasibility study for Mount Hope in April 2005 and a detailed mine feasibility study in December 2005.  Project facilities will include a large open-pit mine, primary crusher, SAG and ball mill circuit and flotation circuit.  The facilities will also include a multi hearth roaster capable of producing a final technical grade molybdenum oxide (TMO) product with contained molybdenum ranging from 62% to 64%.  Having a roasting facility enables the company to be fully integrated and potentially generate additional toll-roasting revenue from third parties.

The Company’s 2005 feasibility study for the Mount Hope project estimated initial project capital costs of approximately $412 million and cash operating costs of approximately $3.40 per pound over the first ten years of production.  The Company is now in the process of preparing an updated project feasibility study that is expected to be completed by mid-2007.

On an interim basis, the Company has updated its project economics to reflect the significant escalation in capital and operating costs experienced by the mining industry as a whole over the past two years.  We currently estimate initial capital for the Mount Hope project (including roaster facilities) to be between $600 million and $700 million, and project cash operating costs for the first five years to be between

$4.00/lb and $4.50/lb and between $4.00/lb and $5.00/lb for the first 10 years.  These increases primarily reflect global cost escalation for plant and mining equipment, input commodities and labor.

The current overall capital cost estimate for the Mount Hope project is summarized below:

Estimated Capital Costs	$ Millions
Mine Preproduction Stripping	$33 - $ 39
Initial Mine Mobile Equipment	$66 - $ 77
Process Plant and Infrastructure (excluding Roaster)	$334 - $390
Roaster Facilities	$55 - $ 61
Owners Costs	$33 - $ 39
Contingency	$80 - $ 94
Total Estimated Initial Capital	$600 - $700

Assuming the mid-point of these ranges and a molybdenum price of $15 per pound, the Company believes that the Mount Hope project continues to have strong economics with an after-tax net present value (NPV) of approximately $840 million at a 10% discount rate and an after-tax return on investment (ROI) of approximately 27%.

Based on the Company’s current estimates, the project is relatively insensitive to changes in capital and operating costs.  A 20 percent change in initial capital costs results in an approximate 5 percentage point change in ROI.  A 20 percent change in operating costs translates to approximately a 2 percentage point change in ROI.

The following charts show the estimated sensitivities of the Company’s NPV and ROI estimates (after-tax) to changes in assumed molybdenum prices.

Even with these higher capital cost estimates, at 1.2 billion pounds of recoverable molybdenum, the Mount Hope project is the world’s largest primary molybdenum project in development and, therefore, extremely competitive from a capital efficiency stand point.

The project is also attractive when you compare it to other large gold, copper and molybdenum projects on an estimated gross value per tonne of ore basis.

Mount Hope Project Permitting and Timing

In 2006, the Company submitted its Plan of Operations for Mount Hope to the Bureau of Land Management (BLM) and initiated the various base-line studies necessary to complete an Environmental

Impact Statement (EIS) in accordance with the US National Environmental Policy Act (NEPA).  The BLM has approved the Company’s Plan of Operations and in December 2006 and appointed Enviroscientists, Inc. of Reno, Nevada to complete the EIS for the Mount Hope project.  The Company will continue to advance the EIS and permitting effort in 2007 for targeted completion and initial construction in the second half of 2008.  Construction is expected to take approximately 18 — 20 months with initial production currently expected in 2010.  The Company also expects to begin the process of ordering long-lead equipment items in the second half of 2007 and first half of 2008.

Hall-Tonopah Project Update

In 2006, the Company acquired its second major molybdenum project, the Hall-Tonopah project, located in Nye County Nevada, for $5.5 million.  In January, 2007, the Company acquired the outstanding 12% royalty on the Hall-Tonopah project through its acquisition of Equatorial Mining North America, Inc., for an additional $3.6 million, net of cash, and contingent payments upon production of $6 million.  As a result, the Company owns all of the lands and mineral rights necessary to conduct molybdenum mining operations on the property without reservations or royalties.

The area surrounding the Hall Tonopah project has been the subject of mineral exploration and mine development dating back to the 1850’s.  Between 1982 and 1991, Anaconda and successor Cyprus Minerals mined a total of 50 million tons of ore grading 0.11 percent molybdenum.  Equatorial Mining conducted a copper leach operation at the mine between 1995 and 2002, but no further molybdenum mining took place after 1991 leaving approximately 150 million tons of molybdenum at a grade of approximately 0.09 percent molybdenum.  The mine was closed and the plant facilities reclaimed in 2002.

The Company is currently conducting an evaluation and drilling program at Hall-Tonopah on the mineralization of the existing molybdenum pit developed by Cyprus and an east extension of the mineralized area near the top of the east side of the existing pit.  The Company’s goal is to reconfirm and potentially expand the existing molybdenum mineralization.  The Company has budgeted $2.2 million for the program which includes 13 RC drill holes and six diamond drill holes.  The Company expects to complete this program and have results in the second quarter of 2007.

The results will be incorporated into the Company’s geologic model as the Company progresses toward a pre-feasibility study for the Project.  However, Robert Russell, Chairman of the Board said that, “Based on our current modeling and preliminary data, we believe that a mining rate of at least 20,000 tons per day can be sustained at grades of 0.09 to 0.11 percent molybdenum or approximately 2 pounds molybdenum per ton mined.”

While the plant area was generally reclaimed in 2002, the pit was not reclaimed and remains open and readily accessible for mining.  In addition, much of the ancillary infra-structure and other facilities from previous operators remain in place, including, power, water, roads, tailing facilities, truck and maintenance vehicle shops and office structures.  Hall-Tonopah is also located on fee lands owned by the Company, which the Company anticipates will expedite the permitting process as a result of not needing to complete a Federal (NEPA) permitting process.

Financing Activities

On March 29, 2007, the company arranged a private placement of units for gross proceeds of $25 million (net proceeds to the Company of approximately $23.5 million before legal and other related expenses).  In connection with the transaction, the Company will issue 7.35 million units at a price of $3.40 per unit.  Each unit will consist of one share of common stock and a warrant to purchase one half of one share of common stock.  Each warrant is exercisable at a price of $5.20 per whole share for a period of one year from the date of closing.

Closing with respect to $14 million of the units occurred on March 29, 2007, and the closing with respect to the remaining $11 million of units is scheduled to occur on or before April 10, 2007. Net proceeds from the financing will be used to continue the permitting and development of the Company’s Mount Hope molybdenum project, for drilling and evaluation work on the Hall-Tonopah molybdenum project, and for general corporate purposes.

“We are extremely pleased to have Sprott Asset Management as a new strategic shareholder, along with continued strong support from existing shareholders, such as Coghill Capital and Huizenga Capital Management. Clearly, we are becoming more and recognized as an important emerging Moly player, as evidenced by the recent increase in our share price to historic highs.” said Bruce Hansen, CEO.

In 2006, the Company conducted two private placement transactions for aggregate gross proceeds of $33.8 million ($31.7 million net), which the Company used primarily to advance the permitting and development of the Mount Hope project and acquire related properties and water rights as well as the acquisition of the Hall-Tonopah project.  At December 31, 2006 the Company had a cash balance of $17.8 million compared to $257,000 at year end 2005.

2006 Results of Operations

The Company incurred a net loss of $12.7 million in 2006 consistent with its development stage and substantially increased activities in 2006 to advance its two world-class molybdenum projects.  In addition to higher levels of corporate and administrative costs as a function of the Company’s growth, the Company spent approximately $6.0 million for exploration and development work at its Mount Hope and Hall Tonopah project, including completion of the Mount Hope Plan of Operations, initiation of baseline studies for the Mount Hope EIS and drilling programs at both projects.  Material property acquisitions in 2006 included an expenditure of approximately $1.9 million to acquire the Gale Ranch located near the Mount Hope Site, and approximately $5.5 million to acquire the Hall-Tonopah project.  In the first quarter of 2007, the Company purchased the outstanding royalty on the Hall-Tonopah project through the Company’s acquisition of Equatorial Mining for $4.9 million.

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

	December 31, 2006	December 31, 2005

ASSETS:

CURRENT ASSETS
Cash and cash equivalents	$17,882,543	$256,773
Tax refund receivable	—	29,514
Employee advances	—	9,000
Deposits	146,563	—
Prepaid expense	46,223	4,113
Total Current Assets	18,075,329	299,400

PROPERTY AND EQUIPMENT, net	430,638	53,333

LAND AND MINING CLAIMS	7,884,821	496,913

TOTAL ASSETS	$26,390,788	$849,646

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$951,474	$815,753
Current portion of long term debt	19,006	—
Total Current Liabilities	970,480	$815,753

Long term debt, net of current portion	57,800	—

Total Liabilities	1,028,280	815,753

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 43,397,540 and 16,571,312 shares issued and outstanding, respectively	43,398	16,571
Additional paid-in capital	45,221,314	7,174,266
Accumulated deficit before exploration stage	(212,576)	(212,576)
Accumulated deficit during exploration stage	(19,689,628)	(6,944,368)
Total Stockholders’ Equity	25,362,508	33,893

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,390,788	$849,646

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

	December 31, 2006	December 31, 2005	December 31, 2004	January 1, 2002 (Inception of Exploration Stage) to December 31, 2006
REVENUES	$0	$0	$0	$0

OPERATING EXPENSES:
Property research, exploration and development	6,020,850	2,397,153	1,596,307	10,014,310
General and administrative expense	7,319,598	2,127,647	811,789	10,354,800
Realized loss on marketable securities	320,900			320,900
TOTAL OPERATING EXPENSES	13,661,348	4,524,800	2,408,096	20,690,010

LOSS FROM OPERATIONS	(13,661,348)	(4,524,800)	(2,408,096)	(20,690,010)

OTHER INCOME
Interest and dividend income	916,088	6,529	2,048	935,530
Realized gain on marketable securities	—	—	9,245	5,089
Realized income from timber sales	—	—	59,764	59,764
TOTAL OTHER INCOME	916,088	6,529	71,057	1,000,383

LOSS BEFORE TAXES	(12,745,260)	(4,518,271)	(2,337,039)	(19,689,627)

INCOME TAXES	—	—	—	—

NET LOSS	$(12,745,260)	$(4,518,271)	$(2,337,039)	$(19,689,627)

BASIC AND DILUTED NET LOSS
PER SHARE OF COMMON STOCK	(0.34)	(0.31)	(0.39)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	37,302,547	14,508,054	5,988,288

IDAHO GENERAL MINES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	1-Jan-02 (Inception of Exploration Stage) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,745,260)	$(4,518,271)	$(2,337,039)	$(19,689,627)
Adjustments to reconcile net loss to net cash used by operating activities:
Services and expenses paid with common stock	307,855	114,375	140,760	509,490
Expenses paid with common stock	-	28,500	912,150	940,650
Depreciation and amortization	57,578	11,215	4,229	73,022
Gain on sale of investments	—	—	(9,245)	(9,245)
Unrealized loss on securities	—	—	—	4,157
Adjustment to Equity	(7,684)			(7,684)
Realized loss on impairment of securities	320,900			320,900
Management and administrative fees paid with common stock options	2,382,282	144,500	302,775	2,921,080
Decrease (increase) in employee advances	9,000	(9,000)	—	—
Decrease (increase) in prepaid expenses and deposits	(188,673)	(33,627)	—	(222,300)
Increase (decrease) in accounts payable and accrued expenses	135,721	788,737	27,016	951,474
Decrease (increase) in tax refunds	29,514	—	—	29,514
Accounts payable, related party	—	—	(35,000)	-
Net cash used by operating activities	(9,698,767)	(3,473,571)	(994,354)	(14,178,569)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	(320,030)	(13,662)	(44,315)	(378,007)
Purchase of securities	(320,900)	—	—	(457,887)
Purchase of mining property, claims, options	(7,425,956)	(15,690)	(24,772)	(7,466,418)
Cash provided by sale of marketable securities	—	—	136,756	246,839
Net cash provided (used) by investing activities	(8,066,886)	(29,352)	67,669	(8,055,473)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	35,391,423	3,059,198	1,619,750	40,070,372
Net cash provided by financing activities:	35,391,423	3,059,198	1,619,750	40,070,372
Net increase (decrease) in cash and cash equivalents	17,625,770	(443,725)	693,065	17,836,330
Cash and cash equivalents, beginning of period	256,773	700,498	7,433	46,213
Cash and cash equivalents, end of period	$17,882,543	$256,773	$700,498	$17,882,543

	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	1-Jan-02 (Inception of Exploration Stage) to December 31, 2006
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	—	—		—
Interest paid	—	—		—
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for equipment	—	10,800	—	10,800
Common stock and warrants issued for property	—	—	375,000	375,000

The Company’s project update and year-end results conference call and web cast presentation will be held today, April 3, 2007 beginning at 4:00 p.m. Eastern Time (1:00 p.m. Pacific Time).  To participate:

Conference Call Details:

Dial-In Number:	800.599.9795
Leader:	John Gaensbauer
Passcode:	64514675

Replay Number:	888.286.8010
Passcode:	44938897

The conference call will also be simultaneously carried on our web site at www.igmines.com and the call and presentation will be archived there for a limited time.

Forward-Looking Statements
Statements herein which are not historical facts, such as the capital and operating cost estimates to bring the Mount Hope project into production, estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, prices are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price and production volatility, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Risk Factors and other discussion contained in the Company’s Form 10-QSB and 10-KSB reports on file with the SEC for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Investor Relations Contact Information:

John Gaensbauer

Phone: (509) 227- 6861

Email: jgaensbauer@igmines.com

Idaho General Mines, Inc.

Robert Dumont — Business Development	Website: http://www.igmines.com/
Phone: (509) 838-1213	Email: info@igmines.com